80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

For Immediate Release CONTACT: MedAire, Inc.

JILL DRAKE

480-333-3700

jdrake@medaire.com

FOR IMMEDIATE RELEASE

MedAire, Inc. Launches Pediatric Medical Kit
Supplemental supplies protect even the youngest of travelers

TEMPE, Ariz. – MARCH 27, 2007 – MedAire, Inc. (ASX Code: MDE), a global provider of remote medical expertise, education, and equipment, launched its new Pediatric Supplemental Rx Kit to address the unique medical needs of children who are traveling away from home – by air, land or sea.

The new product is designed specifically for children under the age of 12 and allows first responders to treat common pediatric ailments ranging from motion sickness, allergic reactions, asthma and burns, to infection, nausea, nasal congestion and dental pain with milder and lower-dosage medications. Prescription and over-the-counter medications are provided in color-coded, see-through window pouches for quick identification of appropriate items along with a color-coded content card and user’s guide that details usage, dosage recommendations and side effect information, primarily for over-the-counter medications.

“We find that the Pediatric Rx Kit is comprehensive, easy to use, and it fills the gap for operators like ourselves that routinely have minor passengers on board. It gives us peace of mind and confidence that we can properly care for passengers of all ages,” said John A. Wright, aviation director/senior captain for Gallagher Enterprises.

James A. Williams, CEO of MedAire, commented, “We are very excited to launch a product that will not only protect the youngest of travelers, but also provide crews with the tools to do their job more effectively when faced with an emergency.”

The new Pediatric Supplemental Rx Kit is designed to be used in conjunction with MedAire’s Aircraft First Aid Kit or the Maritime First Responder Kit, and must be used under the direction of a MedLink physician, a service which provides immediate 24/7 access to emergency care and uses the latest technologies to assess medical situations and talk crew through the treatment of those taken ill or injured. For more information on MedAire and its products and services visit www.medaire.com.

About MedAire, Inc.

Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.

###